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                                   KIRKLAND & ELLIS
                   PARTNERSHIPS INCLUDING PROFESSIONAL CORPORATIONS

                               200 East Randolph Drive
                               Chicago, Illinois  60601

To Call Writer Direct:       312 861-2000             Facsimile:
312 861-2000                                          312 861-2200


                                    July 15, 1997



Anvil Holdings, Inc.
228 East 45th Street
New York, New York 10017



         In connection with Anvil Holdings, Inc.'s offer to exchange its 13% Series B Senior Exchangeable Preferred Stock due 2009 for any and all of its 13% Series A Senior Exchangeable Preferred Stock due 2009, you have requested our opinion concerning certain statements set forth in Amendment No.1 to the Form S-4 Registration Statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement").

         Based on the foregoing, in our opinion, under the law in effect on the date hereof, the statements made in the Registration Statement under the caption "Certain Federal Income Tax Consequences," insofar as such statements purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

         The opinions set forth herein are based on the applicable provisions of the Internal Revenue Code of 1986, as amended; the Treasury Regulations promulgated or proposed thereunder; current positions of the Internal Revenue Service ("the IRS") contained in published revenue rulings, revenue procedures and announcements; existing judicial decisions; and other applicable authorities.

          In conclusion, we should note that unlike a ruling from the IRS, opinions of counsel are not binding on the IRS. Hence, no assurance can be given that the opinion stated in this letter will not be successfully challenged by the IRS or rejected by a court. We express no opinion concerning any federal income tax matter other than that discussed herein.

                             Very Truly Yours,
                             /s/ Kirkland & Ellis
                             Kirkland & Ellis